Exhibit 5.2

Chardan Capital Markets LLC
17 State St #2130
New York

NY 10004

Date: 5 April 2024

Re: Legal Opinion

Firm Reference Matter: NAPA-VP-032720240666

VivoPower International PLC – Legal Opinion of U.S. Counsel

We have acted as Counsel to VivoPower International PLC, a public limited company incorporated in the United Kingdom, regarding the registration statement on Form F-3 filed with the United States Securities and Exchange Commission (the "SEC") under the United States Securities Act of 1933, as amended (the "Securities Act").

For the purpose of this Opinion Letter, we have examined and relied upon such documents, records, certificates, and other instruments as we, in our professional judgment, have deemed necessary or appropriate as a basis for the opinion and statements below. We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, and the conformity to originals of all documents submitted to us as copies.

SCOPE OF OPINION

The opinion provided in this Opinion Letter (the "Opinion") is given solely regarding United States Securities laws as promulgated and applied by the United States Securities & Exchange Commission as of the date of this Opinion Letter. We express no opinion on the laws of any other jurisdiction. No opinion is expressed regarding any provision of the Documents (as defined below) that refer to specific laws or regulations of any jurisdiction other than the United States. The Opinion is given only with respect to the matters expressly set out herein and shall not be construed as opinion as to any other matter. The Opinion is subject to the qualifications listed herein and to any matters not disclosed to us. By providing you with this Opinion Letter, we do not assume any obligation to notify you of future changes in law which may affect the Opinion or to otherwise update this Opinion Letter in any respect.

BACKGROUND

The Registration Statement concerns the issuance and sale by the Company from time to time of ordinary shares, each having a nominal value of $0.12 (the “Offering Shares”); debt securities as detailed in the Registration Statement and Base Prospectus (the “Debt Securities”); warrants as detailed in the Registration Statement and Base Prospectus (the “Warrants”); rights as detailed in the Registration Statement and Base Prospectus (the “Rights”); and units as detailed in the Registration Statement and Base Prospectus (the “Units”), pursuant to the Registration Statement with the aggregate subscription amount not to exceed $18,000,000.

We note that the Registration Statement includes a prospectus (the “Base Prospectus”) relating to the Offering Shares, Debt Securities, Warrants, Rights, and Units to be offered, issued, and sold by the Company with the aggregate subscription amount not to exceed $18,000,000.

EXAMINATION OF DOCUMENTS AND SEARCHES

For the purpose of providing this Opinion Letter, we have examined the following documents (the "Documents", each a "Document"):

•	A copy of the registration statement on Form F-3 (Registration No. 333-276509) filed with the Securities and Exchange Commission under the Securities Act, as may be amended;
•

A copy of the Company's certificate of incorporation dated February 1, 2016, and copy current articles of association adopted pursuant to a special resolution of the Company's shareholders passed on August 20, 2018;

•

Minutes of the general meeting of the Company held on October 6, 2020, at which certain shareholder resolutions were passed, including the resolutions providing a general authority to allot ordinary shares in the Company and disapplying statutory pre-emption rights in respect of such allotment of shares or the grant of rights to subscribe for or convert into ordinary shares up to an aggregate nominal value of $180,000;

•

Written resolutions of the board of directors of the Company passed on December 11, 2020, which resolved to approve the filing of the Registration Statement with the SEC, and written resolutions of the board of directors passed on December 11, 2020, which resolved to approve the allotment and disapplying statutory preemption rights in respect of the allotment of ordinary shares up to a subscription amount of $80,000,000;

•

Minutes of the general meeting of the Company held on December 18, 2020, at which certain shareholder resolutions were passed, including the resolutions providing a general authority to allot ordinary shares in the Company and disapplying statutory pre-emption rights in respect of such allotment of ordinary shares or the grant of rights to subscribe for or convert into ordinary shares up to an aggregate nominal value of $180,000;

•

Written resolutions of the board of directors passed on October 9, 2020, which resolved to approve the allotment of ordinary shares of $0.012 each up to an aggregate subscription amount of $34,500,000;

•	Written resolutions of the board of directions passed on October 14, 2020, which resolved to approve the allotment of ordinary shares of $0.012 each up to an aggregate offering price of $5,750,000;
•

Minutes of the general meeting of the Company held on November 10, 2022, at which certain shareholder resolutions were passed, including the resolutions providing a general authority to allot ordinary shares in the Company and disapplying statutory pre-emption rights in respect of such allotment of ordinary shares or the grant of rights to subscribe for or convert into ordinary shares up to an aggregate nominal value of $180,000;

•

Shareholder resolutions passed on July 6, 2023, providing authority for the directors to consolidate and divide all of the Company's existing ordinary shares of $0.012 each into such reduced number of ordinary shares of such increased nominal value as the Company's board may determine at any time prior to October 23, 2023;

•

Written resolutions of the board of directors passed on October 2, 2023, which resolved to approve the consolidation of the Company's existing ordinary shares of $0.012 each into 2,578,826 ordinary shares of $0.12 each;

•

Minutes of the general meeting of the Company held on December 28, 2023, at which certain shareholder resolutions were passed, including the resolutions providing a general authority to allot ordinary shares of $0.12 each in the capital of the Company and disapplying statutory pre-emption rights in respect of such allotment of ordinary shares or the grant of rights to subscribe for or convert into ordinary shares up to an aggregate nominal value of $3,600,000;

•	Written resolutions of the board of directors of the Company passed on January 2, 2024, which resolved to approve the filing of the Registration Statement with the Securities and Exchange Commission;
•

Written resolutions of the board of directors of the Company passed on February 15, 2024, which resolved to approve the filing of the Registration Statement, together with any new exhibits, with the Securities and Exchange Commission;

•	A certificate of good standing of the Company dated March 1, 2024.

DILLIGENCE

At 6:05 PM on March 27, 2024, an online search of the records on file and available for inspection at the United States Securities & Exchange Commission’s EDGAR database; and a director's certificate dated March 1, 2024, in which the directors confirmed no resolutions have been passed which render any part of this Opinion Letter untrue or invalid, and that there have been no resolutions of the directors or the shareholders of the Company to revoke any previous authorities provided to the directors to issue shares in the Company free of pre-emption rights.

Except as stated above, we have not examined any other documents or corporate or other records and we have not made any other searches, inquiries, or investigations for the purpose of providing the Opinion.

OPINION

Based on and subject to the qualifications, assumptions, and limitations set forth herein and subject to any matters not disclosed to us, we are of the opinion that the Company is a public limited company duly incorporated under English law. Our searches undertaken on March 27, 2024, revealed no order or resolution for the winding-up of the Company is pending, and no notice of the appointment of a receiver, administrative receiver, or administrator in respect of it or any of its assets has been made, the Offering Shares will, when the names of the holders of such Offering Shares or their nominees are entered into the register of members of the Company and subject to the receipt by the Company of the aggregate issue price in respect of all the Offering Shares, be validly issued, fully paid and no further amount may be called thereon, the Debt Securities will constitute valid and binding obligations of the Company at such time that the relevant forms and terms of the Debt Securities and their issuance have been approved by the Company and the Debt Securities have been executed and delivered by the Company, the Warrants will be valid and binding obligations of the Company at such time as the terms of the Warrants and their issuance have been approved by appropriate action of the Company and any applicable warrant agent, and the Warrants have been duly executed, authenticated, and delivered in accordance with the applicable warrant agreement, the Rights will be valid and binding obligations of the Company at such time as the terms of the Rights and their issuance have been approved by appropriate action of the Company, and the Rights have been duly executed, authenticated, and delivered in accordance with the applicable agreements; and the Units will be valid and binding obligations of the Company at such time as the terms of the Units and their issuance have been approved by appropriate action of the Company, and the Units have been duly executed, authenticated, and delivered in accordance with the applicable agreements.

This Opinion Letter is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Securities Act. This Opinion Letter is provided solely in connection with the registration of Securities pursuant to the Registration Statement and is not to be relied upon for any other purpose.

i.

The Registration Statement, Prospectus, and Prospectus Supplement comply as to form in all material respects with the requirements of the Securities Act and the applicable rules and regulations of the SEC thereunder (in each case other than the financial statements and schedules and other company and financial data included or incorporated by reference therein, as to which we express no opinion). To our knowledge, the Company is not a party to any contract, agreement, or document of a character that is required to be filed as an exhibit to, or incorporated by reference in, the Registration Statement or described in the Registration Statement or the Prospectus that has not been so filed, incorporated by reference, or described as required; provided, however, that notwithstanding the foregoing we have relied upon the judgment of the Company regarding the materiality of these contracts, agreements, or documents.

ii.

The Registration Statement was declared effective under the Securities Act on March 27th, 2024. The Prospectus Supplement will be filed by the Company with the SEC pursuant to Rule 424(b) under the Securities Act within the next two days. To our knowledge, based solely on our review of the portion of the SEC website pertaining to stop orders available at http://www.sec.gov /litigation/ stoporders.shtml, no stop order proceedings with respect thereto are pending or threatened under the Securities Act, pursuant to Rule 424 under the Securities Act has been made in the manner and within the time period required by such Rule 424.

iii.

The execution and delivery of the Transaction Document by the Company, and the consummation by the Company of the transactions thereunder and performance by the Company of its obligations thereunder, do not and will not conflict with, result in any breach or violation of or constitute a default under (nor constitute any event which with notice, lapse of time or both would result in any breach of or constitute a default under) any Material Agreement or give rise to any right of termination or other right or the cancellation or acceleration of any right or obligation or loss of a benefit under, or give rise to the creation of any lien, encumbrance, security interest, claim, or charge upon any property or assets of the Company under any Material Agreement.

iv.

The Company is not and, after giving effect to the offering and sale of the Shares, will not be an “investment company” or an entity “controlled” by an “investment company,” as such terms are defined in the Investment Company Act of 1940, as amended.

v.

Except as described in the Registration Statement, the Prospectus, and the Prospectus Supplement, no Person has the right, pursuant to the terms of any Material Agreement, to cause the Company to register under the Securities Act any Class A ordinary shares or any other capital stock or other equity interest of the Company, or to include any such shares or interest in the Registration Statement or the offering contemplated thereby, whether as a result of the filing or effectiveness of the Registration Statement or the sale of the Shares as contemplated thereby or otherwise.

vi.

Other than as may be required under the Securities Act, the Exchange Act, and the regulations under the Securities Act, the Exchange Act, and the Trading Market, no consent, approval, authorization or filing with or order of the Trading Market, any U.S. federal or State of New York court or governmental agency or body having jurisdiction over the Company is required, under the laws, rules and regulations of the United States of America and the State of New York for the consummation by the Company of the transactions contemplated by the Transaction Document.

vii.	To our knowledge, the Company is in compliance with the material requirements of the listing rules of the Nasdaq Capital Market, the Securities Act and the Securities Exchange Act of 1934, as amended.

We consent to the filing of this Opinion Letter with the Registration Statement subject to the caveats above (and without creating any assumption of duty on our part to any person other than the Company) and further consent to the reference to our name under the caption "Legal Matters" in the prospectus, which forms a part of the Registration Statement.

The Opinion is given only by Nummi & Associates, PA, a Florida Professional Association (“PA”), and no partner, member, or employee of Nummi & Associates, PA shall have any personal responsibility or owe any duty of care in relation to it.

ASSUMPTIONS

Documents

During the course of preparing this opinion, we have assumed the genuineness of all signatures and seals on the Documents (or on the relevant originals where we have examined copies) and the authenticity and completeness of those Documents, the conformity to the original Documents of any Documents submitted to us as certified or uncertified copies or scans of the original Documents; and that there have been no variations to any of the Documents provided to us or to the originals thereof and none of the Documents have been superseded or rescinded.

Other Parties and Laws

In relation to the other parties to the Documents and all laws other than those of the United States of America, we have assumed the capacity, power, and authority to execute and the due execution of the Documents by each party to it other than the Company, that the obligations expressed to be assumed by each party to the Documents other than the Company under the Documents are valid and legally binding upon them, that all obligations under the Documents are valid, legally binding upon, and enforceable against, the parties thereto as a matter of all relevant laws other than the laws of the United States of America, no foreign law would affect any of the conclusions stated in this Opinion Letter, due compliance by all relevant parties other than the Company with all matters (including, without limitation, the making of necessary filings, lodgments, registrations, and notifications and the payment of stamp duties and other documentary taxes and charges) that govern or relate to the Documents or such parties, where any consents, directions, authorizations, approvals or instructions have to be obtained under any law, regulation or practice for the performance of the Documents (other than any corporate authorizations, approvals, and company law requirements the subject of this Opinion Letter), they have been obtained or that they will be forthcoming within any relevant period in order to be fully effective for such purpose; and there are no laws of any jurisdiction outside the United States of America which would, or might, affect the Opinion.

Corporate Actions and Status

In relation to the Company, we have assumed that each resolution of the directors and shareholders of the Company certified as being true and accurate and provided to us in connection with the giving of the Opinion was duly passed by the required majority at a properly convened and quorate meeting of directors (or a duly authorized committee thereof) and of shareholders of the Company, that each person identified as a director or a secretary in any resolution of the directors of the Company was validly appointed as such and was in office at the date of the Documents, that any provisions contained in the laws of the United States of America Securities Act and/or the articles of association of the Company relating to the declaration of directors', interests or the power of interested directors to vote were duly observed, that any restrictions in the articles of association of the Company on that Company's and/or on its directors' authority to guarantee will not be contravened by the entry into and performance by it of the Documents to which it is a party, that the execution and delivery of the Documents by the Company and the exercise of its rights and performance of its obligations under the Documents will promote the success of the Company for the benefit of its members as a whole and that any guarantee contained in the Documents was given in good faith by the Company and for the purposes of carrying on its business and the directors of the Company have satisfied themselves, after due deliberation, as to the benefit that the Company will derive from the giving of any guarantee contained in the Documents, that no step has been taken to wind up the Company nor to appoint a receiver, administrator, or like officer in respect of the Company or any of its assets and that no voluntary arrangement has been proposed in respect of the Company; and there are no agreements, letters, or other arrangements having contractual effect which modify the terms of, or affect, the Documents or which render the Company incapable of or prohibit it from performing any of its obligations under the Documents and no provision of the Documents have been waived and there are no contractual or similar restrictions contained in any agreement or arrangement (other than the Documents) which are binding on the Company which would prohibit it from performing any of its obligations under the Documents.

Reliance on Documents

All Documents submitted to us as copies or certified copies are true and complete copies of the originals and such originals and all Documents submitted to us as originals are genuine and complete and all signatures (including electronic signatures), stamps and seals on the documents are genuine. Each Document accurately records the agreement of the parties to it and has not been amended, varied, waived, superseded, rescinded, breached, revoked, or terminated. The Documents are in the form produced to the directors of the Company. There have been no amendments to the articles of association of the Company since March 27th, 2024.

Execution

The Documents have been signed by or on behalf of each party to it by person(s) authorized by the relevant party to (in the presence of a witness where applicable). The making of the signatures on the signature pages to the Documents was made or done in a manner recognized by law as valid and the Documents have remained intact since those signatures were made or affixed (as the case may be). The Documents have been dated with the date on which it was signed and duly delivered by the parties to it (where applicable).

Searches

The information disclosed in response to the searches performed on March 27th, 2024, of this Opinion Letter was accurate, complete, and up to date at the time of those searches and those responses did not fail to disclose any matters which they should have disclosed and which were relevant for the purposes of this Opinion Letter. Since the date of those searches and inquiries, there has been no alteration in the status of the Company as revealed in those searches. No event has occurred in relation to the Company, such as the passing of a resolution for or the presentation of a petition or the taking of any other action for the winding-up of, or the appointment of a liquidator, administrator, administrative receiver, or receiver of the Company was required to be made and has not been made or has been made but has not at the date of the searches appeared on the relevant search result relating to the Company.

Other matters

None of the parties to the Documents are or will be seeking to achieve any purpose not apparent from the Documents which might render the Documents illegal or void. Where any liability or obligation or right or benefit of a party to the Documents are dependent upon the satisfaction of conditions precedent, those conditions have been or will be duly and properly satisfied. There is no other matter or document that would, or might, affect the Opinion and which was not revealed by the Documents.

QUALIFICATIONS

Matters Not Covered

We express no opinion as to matters of fact, opinion, or intention. No opinion is expressed as to any provision of the Documents to the extent it purports to declare or impose a trust, turnover or similar arrangement in relation to any payments or assets received. Except to the extent expressly set out in the Opinion, we express no opinion as to any taxation, financial, or accountancy matters or any liability to tax which may arise or be suffered as a result of, or in connection with, the Documents or any transaction relating to them. We express no opinion as to whether any filings, clearances, notifications or disclosures are required under laws relating to anti-trust, competition, public procurement, state aid or national security.

Insolvency

The validity, performance, and enforcement of the Documents may be limited by bankruptcy, insolvency, liquidation, reorganization or prescription or similar laws of general application relating to or affecting the rights of creditors. Any provision in the Documents which confers, purports to confer or waives a right of set-off or similar right may be ineffective against a liquidator or creditor. A power of attorney may, in limited circumstances, be revoked by the winding-up or dissolution of the donor company. The searches and inquiries performed in conjunction with this Opinion Letter are not conclusively capable of revealing whether insolvency or similar procedures, or steps towards them, have been started against the Company.

Enforceability

Remedies such as specific performance or the issue of an injunction are available only at the discretion of the courts according to general principles of equity. Specific performance is not usually granted and an injunction is not usually issued where damages would be an adequate alternative. The enforcement of any guarantee contained in the Documents may be subject to equitable defenses relieving the guarantor from its obligations. The guarantor may be relieved from liability under any guarantee contained in the Documents by (a) the action or the lack of action by or by the conduct of the creditor or debtor in respect of any guaranteed obligations or any guarantee, security or other assurance against financial loss given in respect of such obligations or (b) any bad faith or misrepresentation on the part of such creditor. Enforcement of claims arising pursuant to the Documents may be barred under pertinent statutes of limitations or may be subject to a defense of set-off or counterclaim. A party to a contract may be able to avoid its obligations under that contract (and may have other remedies) where it has been induced to enter into that contract by a misrepresentation and the courts will generally not enforce an obligation if there has been fraud. In this letter "enforceable" means, in relation to an obligation, that it is of a type which the courts enforce. It does not mean that such obligation will be enforced in all circumstances in accordance with the terms of the relevant Document.

Discretion of Courts

The courts may stay proceedings if concurrent proceedings are being brought elsewhere. There could be circumstances in which the courts of the United States or the individual States themselves would not treat as conclusive those certificates and determinations which any of the Documents state are to be so treated. The question whether or not any provisions of the Documents which may be invalid on account of illegality may be severed from the other provisions thereof in order to save those other provisions would be determined by the courts in their discretion.

Choice of Law

A court may refuse to accept jurisdiction if proceedings have been commenced in another state of the United States, a related action is already pending in another state or the courts of another state have exclusive jurisdiction.

GENERAL

We have not investigated the laws of any country other than the United States and the Opinion is given only with respect to the laws of the United States as of the date of this letter. In issuing the Opinion, we do not assume any obligation to notify or inform you of any developments subsequent to the date of this letter that might render its contents untrue or inaccurate in whole or in part at such later time. Where any party to any Document is vested with a discretion or may determine a matter in its opinion, the laws may require that such discretion is exercised reasonably and for a proper purpose and/or that such opinion is formed in good faith based on reasonable grounds. Whether any guarantee contained in any Document constitutes a primary obligation of the Company will depend upon its construction. In the absence of a clear statement that the obligations of the Company are of indemnity as well as guarantee the courts may not give effect to provisions seeking to impose primary liability on or to restrict the defenses available to the Company in accordance with the terms of the Documents. Any provisions excluding liability may be limited by law.

This Opinion Letter is given on the condition that it will be construed in accordance with U.S law and that each addressee submits to the jurisdiction of the courts of the United States and waives any objection to the exercise of such jurisdiction in relation to any dispute arising out of or in connection with this Opinion Letter.

Sincerely,

/S/ Nummi & Associates, PA

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